Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202584

Amendment dated February 7, 2017 to Pricing Supplement dated February 3, 2017
(To Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$3,390,000.00 Leveraged Upside Participation Equity Linked Notes due December 29, 2017 Linked to the

EURO STOXX 50® Index (CUSIP 13605WCF6) (the “notes”)

This document (the “Amendment”) amends the pricing supplement dated February 3, 2017 (the “Pricing Supplement”) to revise the definitions of “Valuation Date” and “Maturity Date” on pages PRS-2 and PRS-3, respectively, of the Pricing Supplement as follows:

Valuation Date:	December 22, 2017 or, if such day is not a Trading Day, the next succeeding Trading Day. The Valuation Date may be delayed by the occurrence of a Market Disruption Event (as defined in the Pricing Supplement). See “Certain Terms of the Notes—Market Disruption Events” in the Pricing Supplement.

Maturity Date:	December 29, 2017. The Maturity Date may be postponed upon the occurrence of a Market Disruption Event as described under “Certain Terms of the Notes—Market Disruption Events” in the Pricing Supplement. No interest will accrue as a result of a delayed payment.

Documentation

You should read this Amendment, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” section beginning on page PRS-11 of the Pricing Supplement and the “Risk Factors” sections beginning on page S-1 of the Prospectus Supplement and page 1 of the Prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website www.sec.gov as follows (or if such address has changed, by reviewing the filing for the relevant date on the SEC website):

•	Pricing Supplement dated February 3, 2017 filed with the SEC on February 6, 2017:

http://www.sec.gov/Archives/edgar/data/1045520/000119312517031578/d196146d424b2.htm

•	Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015 filed with the SEC on April 30, 2015:

http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

Canadian Imperial Bank of Commerce’s Central Index Key, or CIK, on the SEC website is 1045520.